EXHIBIT (l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (No. 333-232460) (the “Registration Statement”) of our report dated April 14, 2022 relating to the financial statements of Transamerica Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our reports dated April 20, 2022 relating to the financial statements of each of the subaccounts of Merrill Lynch Life Variable Annuity Separate Account B and Merrill Lynch Life Variable Annuity Separate Account A indicated in our reports. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 26, 2022